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                 CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of U.S. Office Products Company of our report dated May 31, 1996, except as to the third paragraph of Note 3, which is as of October 26, 1996 and Note 14, which is as of July 10, 1996 relating to the consolidated financial statements of U.S. Office Products Company which appears in such Prospectus.

We also hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of U.S. Office Products Company of our reports as of the dates and relating to the financial statements of the companies listed below which appear in the Current Reports on Form 8-K dated July 16, 1996 and September 23, 1996 and in the Registration Statement on Form S-4 (333-13133) dated October 9, 1996 of U.S. Office Products Company.


         Company                                           Date
         -------                                           -----
Raleigh Office Supply Company, Inc.                        March 8, 1996
Emmons-Napp Office Products, Inc. Commercial Division      May 15, 1996
The Office Furniture Store, Inc.                           August 16, 1996
David's Office Supply and Furniture Company, Inc.          July 10, 1996
Carolina Office and Equipment Company                      July 10, 1996
Mark's Office Furniture                                    June 25, 1996
McWhorter Stationery Company, Inc.                         July 12, 1996
WBT Holdings, Inc. dba Office Furniture Distributors       July 1, 1996
Mile High Office Supply Company, Inc.                      June 27, 1996

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus. However it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data".

PRICE WATERHOUSE LLP
Minneapolis, Minnesota
January 7, 1997